EXHIBIT 21.1

Subsidiaries of the Registrant

Parent

MainStreet Bancshares, Inc.

	State or Other Jurisdiction of Incorporation
Subsidiaries		Percentage Ownership
MainStreet Bank	Virginia	100%
MainStreet Community Capital, LLC	Virginia	100%
ORE Holding LLC	District of Columbia	100%